Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Shengtai Pharmaceutical, Inc. and Subsidiaries

We consent to the incorporation in the registration statement on Form 10-K of our report dated September 28, 2009 related to the consolidated balance sheet of Shengtai Pharmaceutical, Inc. and Subsidiaries as of June 30, 2009 and the related consolidated statements of operations and other comprehensive income (loss), shareholders’ equity and cash flows for the year then ended.

/s/ Frazer Frost, LLP

Brea, California
September 28 2010

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FRAZER FROST, LLP is an independent firm associated with Moore Stephens International Limited.